Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

AFFYMETRIX REPORTS SECOND QUARTER RESULTS

– Company reports a 10% decline in revenue and a 9% decrease in operating expenses over Q2 2010, cash flow from operations was $14 million for the second quarter –

Santa Clara, Calif.—July 27, 2011—Affymetrix, Inc., (NASDAQ: AFFX) today reported its operating results for the second quarter of 2011. Total revenue for the quarter was $64.7 million, as compared to total revenue of $71.7 million in the second quarter of 2010.

The Company reported a loss of $3.7 million, or $0.05 per diluted share, in the second quarter of 2011. This compares to net loss of $5.5 million, or $0.08 per diluted share, in the same period of 2010.

For the second quarter of 2011, product revenue was $58.1 million, which consisted of consumable revenue of $54.3 million and instrument revenue of $3.8 million. Service revenue was $5.3 million, and royalties and other revenue was $1.3 million. This compares to second quarter 2010 product revenue of $65.1 million, which consisted of consumable revenue of $60.6 million and instrument revenue of $4.5 million. Service revenue was $4.7 million, and royalties and other revenue was $1.8 million.

For the second quarter of 2011, cost of product sales was $22.4 million compared to $27.5 million in the same period of 2010. Cost of services and other was $3.4 million compared to $3.6 million in the same period of 2010.

Product gross margin was 62%, as compared to 58% in the same period of 2010.

For the second quarter of 2011, operating expenses were $42.0 million as compared to operating expenses of $46.2 million in the same period of 2010, a reduction of 9%.

“During the second quarter we generated a 400 basis point improvement in gross margin and a 9% reduction in operating expense over the prior year,” stated Tim Barabe, EVP and CFO. “Our cash-flow from operations was approximately $14 million and our net cash position increased to $160 million.”

“I am very excited to be back at Affymetrix,” said Frank Witney, President and CEO.  “In the last quarter we continued to generate operational efficiencies, and this month we launched our new CytoScan HD product, a research-use-only tool that enables high resolution cytogenetic analysis that exceeds the industry standards.  My number one priority is to put the company back on the path to growth.  We have a lot of work ahead of us, but I am optimistic about the company’s future.”

During the Second Quarter, the Company:

•
Appointed Dr. Frank Witney as president and chief executive officer, effective July 1, 2011. Dr. Witney joins Affymetrix with 30 years of experience in the life science research products and diagnostic and analytical instrument industry, having served in senior leadership positions at Dionex, Panomics, Affymetrix and Bio-Rad.

•
Launched new Axiom™ myDesign™ Targeted Genotyping Arrays for the targeted genotyping market, enabling researchers to study mutations in disease pathways and characterize gene-gene interactions. This latest advancement allows researchers to design custom arrays to genotype 1,500 to 2.6 million markers per sample and rapidly transition from genome-wide scans to specific disease analyses with different experimental approaches on the same platform. In addition to Axiom myDesign TG Arrays, Affymetrix released a new version of the Axiom Genomic Database™ containing 11 million variants, making it the industry's largest supply of validated genomic markers.

•
Announced the commercial availability of the new Gene Profiling Array cGMP U133 P2, a version of the widely cited Human Genome U133 Plus 2.0 Array, as another component to its GeneChip® Instrument System, which is used by Affymetrix partners for assay development. To accelerate test development cycles, the new tools are manufactured and quality controlled under current good manufacturing practices (cGMP) and ISO 13485 standards. Additionally, with an instrument platform and reagents that are FDA-cleared for in vitro diagnostic (IVD) use and CE-marked as IVD medical devices for sale in the European Union, the Affymetrix clinical toolkit eases the regulatory burden.

Affymetrix' management team will host a conference call on July 27, 2011 at 2:00 p.m. PT to review its operating results for the second quarter of 2011. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-8291, international: (201) 689-8345.

A replay of this call will be available from 5:00 p.m. PT on July 27, 2011 until 8:00 p.m. PT on August 4, 2011 at the following numbers: domestic: (877) 660-6853, international: (201) 612-7415. The passcode for both replays is 375254. An archived webcast of the conference call will be available under the Investor Relations section of the Company's website.

About Affymetrix
Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. More than 2,100 systems have been shipped around the world and over 23,500 peer-reviewed papers have been published using the technology. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, Ohio, and Singapore. The Company has more than 900 employees worldwide and maintains sales and distribution operations across Europe, Asia and Latin America. For more information about Affymetrix, please visit the Company's website.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to the Company’s ability to successfully commercialize new products, risk relating to past and future acquisitions, including the ability of the Company to successfully integrate such acquisitions into its existing business; risks of the Company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Annual Report on Form 10-K for the year ended December 31, 2010, and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.

- Financial Charts to Follow -

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	June 30,	December 31,
	2011	2010
ASSETS:		(Note 1)
Current assets:
Cash and cash equivalents	$27,396	$35,484
Restricted cash	312	287
Available-for-sale securities—short-term portion	45,021	67,223
Accounts receivable, net	44,606	52,281
Inventories	47,899	49,373
Deferred tax assets—short-term portion	1,002	1,071
Prepaid expenses and other current assets	6,524	9,422
Total current assets	172,760	215,141
Available-for-sale securities—long-term portion	182,916	134,190
Property and equipment, net	48,829	54,177
Acquired technology rights, net	32,738	38,858
Deferred tax assets—long-term portion	4,961	4,894
Other long-term assets	11,987	13,525
Total assets	$454,191	$460,785

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$37,718	$44,259
Deferred revenue—short-term portion	9,901	10,950
Total current liabilities	47,619	55,209
Deferred revenue—long-term portion	4,222	4,601
Other long-term liabilities	11,687	11,748
Convertible notes	95,469	95,472
Stockholders’ equity:
Common stock	704	706
Additional paid-in capital	745,950	742,206
Accumulated other comprehensive income	2,706	1,376
Accumulated deficit	(454,166)	(450,533)
Total stockholders’ equity	295,194	293,755
Total liabilities and stockholders’ equity	$454,191	$460,785

Note 1:
The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUE:
Product sales	$58,144	$65,103	$125,607	$138,546
Services	5,259	4,742	9,767	9,205
Royalties and other revenue	1,256	1,833	3,009	4,114
Total revenue	64,659	71,678	138,383	151,865
COSTS AND EXPENSES:
Cost of product sales	22,367	27,535	46,266	55,994
Cost of services and other	3,426	3,554	6,626	8,143
Research and development	15,298	17,815	31,566	36,294
Selling, general and administrative	26,675	28,428	53,887	59,807
Total costs and expenses	67,766	77,332	138,345	160,238
(Loss) income from operations	(3,107)	(5,654)	38	(8,373)
Interest income and other, net	499	738	(1,395)	(2,860)
Interest expense	937	2,340	1,875	4,772
Gain from repurchase of convertible notes	-	1,744	-	1,744
Loss before income taxes	(3,545)	(5,512)	(3,232)	(14,261)
Income tax provision	127	29	401	900
Net loss	$(3,672)	$(5,541)	$(3,633)	$(15,161)

Basic and diluted net loss per common share	$(0.05)	$(0.08)	$(0.05)	$(0.22)

Shares used in computing basic and diluted net loss per common share	69,504	69,030	70,700	68,981